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                         [IDT Letterhead]


IDT Corporation Completes Rule 144A Offering of $100 Million of Senior Notes


HACKENSACK, NJ - February 12, 1998 - IDT Corporation (NASDAQ: IDTC) today announced that it has completed an offering of $100 million principal amount of its 8.75% Senior Notes due 2006. IDT is offering the Senior Notes pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended, and will not register the Notes upon initial issuance. The closing of the offering is expected to take place on February 18, 1998.


IDT intends to use the proceeds from the sale of the notes for the expansion of its international and domestic telecommunications network, product development expansion of its sales and marketing activities, and working capital and other general corporate purposes. In addition, the Company may use the proceeds from the sale of the Notes offered by the Company hereby for acquisitions of complementary products, technologies or businesses.


The initial purchasers will offer the Notes only to Qualified Institutional Buyers as permitted under Rule 144A of the Securities Act and to certain persons in reliance on Regulation S under the Securities Act. The Notes initially will not be registered under the Securities Act and may not be sold in the United States absent registration or an exemption from the registration requirements of the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes.


The offering has been underwritten by BT Alex Brown, Hambrecht & Quist, Jefferies & Co., and Friedman, Billings, Ramsey & Co. IDT is a leading emerging multinational carrier that combines its position as an international telecommunications operator, its experience as an Internet service provider and its leading position in Internet telephony to provide a broad range of telecommunications services to its wholesale and retail customers worldwide. The Company provides its customers with integrated and competitively priced international and domestic long distance, Internet access and, through its Net2Phone product offerings, Internet telephony services.


This release contains forward looking statements, which include IDT's plan to implement its growth strategy, improve its financial performance, expand its infrastructure, develop new products and services, expand its sales force, expand its customer base and enter international markets. Such forward-looking statements also include IDT's expectations concerning factors affecting the markets for its products,such as demand for long distance telecommunications Internet access, and online services and Internet telephony services. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. IDT assumes no obligation to update such forward-looking statements or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements made by IDT, due to, among other things, those factors identified in Part I of IDT's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, as amended.